As filed with the Securities and Exchange Commission on August 12, 2016
Registration Statement No. 333-31865
Registration Statement No. 333-51812
Registration Statement No. 333-31869
Registration Statement No. 333-51818
Registration Statement No. 333-152035

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-31865
FORM S-8 REGISTRATION STATEMENT NO. 333-51812
FORM S-8 REGISTRATION STATEMENT NO. 333-31869
FORM S-8 REGISTRATION STATEMENT NO. 333-51818
FORM S-8 REGISTRATION STATEMENT NO. 333-152035
UNDER THE SECURITIES ACT OF 1933
_______________________________

General Cable Corporation
(Exact name of registrant as specified in its charter)
Delaware	06-1398235
(State of incorporation)	(I.R.S. Employer Identification No.)
4 Tesseneer Drive, Highland Heights, Kentucky	41076
(Address of Principal Executive Offices)	(Zip Code)

GENERAL CABLE CORPORATION RETIREMENT AND SAVINGS PLAN FOR SALARIED ASSOCIATES
(f/k/a General Cable Corporation Retirement and Savings Plan)

GENERAL CABLE SAVINGS PLAN
(f/k/a General Cable Corporation Savings Plan; f/k/a General Cable Corporation Savings Plan For Hourly Employees, and including the former BICC General Cable Industries, Inc. 401(k) Savings Plan)

(Full title of the plan)

Emerson C. Moser, Esq.
Senior Vice President, General Counsel and Corporate Secretary
General Cable Corporation
4 Tesseneer Drive, Highland Heights, Kentucky 41076
(859) 572-8000
(Name, address and telephone number, including area code, of agent for service)

Copies of Communications to:
Alan H. Lieblich, Esq. Melissa Palat Murawsky, Esq. Blank Rome LLP One Logan Square Philadelphia, Pennsylvania 19103 (215) 569-5500	Luke J. Frutkin, Esq. Assistant General Counsel General Cable Corporation 4 Tesseneer Drive Highland Heights, Kentucky 41076 (859) 572-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the following Registration Statements of General Cable Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-31865, originally filed with the SEC on July 23, 1997, registering a total of 75,000 shares of the Company’s common sock, $.01 par value (“Common Stock”), and an indeterminate amount of plan interests pursuant to the General Cable Corporation Retirement and Savings Plan (as adjusted for a 3-for-2 stock split effected in May 1998);

•
Registration Statement No. 333-51812, originally filed with the SEC on December 14, 2000, registering a total of 700,000 shares of Common Stock and an indeterminate amount of plan interests pursuant to the General Cable Corporation Retirement and Savings Plan for Salaried Associates (f/k/a General Cable Corporation Retirement and Savings Plan);

•
Registration Statement No. 333-31869, originally filed with the SEC on July 23, 1997, registering a total of 37,500 shares of Common Stock and and an indeterminate amount of plan interests pursuant to the General Cable Corporation Savings Plan for Hourly Employees (as adjusted for a 3-for-2 stock split effected in May 1998);

•
Registration Statement No. 333-51818 originally filed with the SEC on December 14, 2000, registering a total of 125,0000 shares of Common Stock and and an indeterminate amount of plan interests pursuant to the General Cable Corporation Savings Plan (f/k/a General Cable Corporation Savings Plan For Hourly Employees); and

•
Registration Statement No. 333-152035 originally filed with the SEC on June 30, 2008, registering a total of 300,000 shares of Common Stock and and an indeterminate amount of plan interests pursuant to the General Cable Savings Plan (f/k/a General Cable Corporation Savings Plan; f/k/a General Cable Corporation Savings Plan For Hourly Employees, and including the former BICC General Cable Industries, Inc. 401(k) Savings Plan).

The Company is no longer issuing securities under the plans identified above. Pursuant to an undertaking made by the Registrant in the Registration Statements, the Registrant hereby removes from registration any remaining shares of Common Stock and plan interests that were registered for issuance pursuant to the Registration Statements and that remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on August 12, 2016.

GENERAL CABLE CORPORATION

By:	/s/ EMERSON C. MOSER
Emerson C. Moser
Senior Vice President, General Counsel and Corporate Secretary
Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on behalf of the Registrant in reliance on Rule 478 of the Securities Act.
The Plans: Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on August 12, 2016.

GENERAL CABLE CORPORATION RETIREMENT AND SAVINGS PLAN FOR SALARIED ASSOCIATES GENERAL CABLE SAVINGS PLAN

By:	/s/ ELIZABETH MLEKUSH
Elizabeth Mlekush
Chairman, Retirement Plans Administrative Committee

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